Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Tracy K. Lorenz
Director of Investor Relations
847/585-3899
www.careered.com

CAREER EDUCATION CORPORATION ANNOUNCES
AIU REMOVED FROM WARNING STATUS BY ACCREDITOR

Hoffman Estates, Ill. (December 7, 2004) – Career Education Corporation (Nasdaq:CECO) announced that it was verbally informed by its accrediting agency, the Commission on Colleges of the Southern Association of Colleges and Schools (SACS), that its American InterContinental University (AIU) has been removed from Warning status.  It is the company’s understanding that it will receive official notification from SACS within the next week.  It is also the company’s understanding that SACS has deferred approvals of requested substantive changes, including openings of two new AIU schools in San Antonio and Dallas.

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Career Education Corporation (www.careered.com) is the world’s largest on-campus provider of private, for-profit, postsecondary education and has a rapidly-growing presence in online education. CEC’s Colleges, Schools and Universities Group operates 82 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates and offers doctoral degree, master’s degree, bachelor’s degree, associate degree and diploma programs in the career-oriented disciplines of visual communication and design technologies, information technology, business studies, culinary arts and health education. The Online Education Group operates American InterContinental University Online and Colorado Technical University Online and offers a variety of degrees in information technology, business, visual communication and education. CEC’s total student population on October 31, 2004 was approximately 97,300 students.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements under “Business Outlook” and statements identified by words such as “anticipates,” “expects,” “projects,” “plans,” “will,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us and involve risks and uncertainties that could cause our actual growth, results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by these statements. These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations, include, but are not limited to: risks related to our ability to comply with, and the impact of changes in, legislation and regulations that affect our ability to participate in student financial aid programs; costs, risks and effects of legal and administrative proceedings and investigations and governmental regulations, including the pending Securities and Exchange Commission and Justice Department investigations and, class action, derivative, Qui Tam, and other lawsuits; cost and potential impact of findings by the special committee of our Board of Directors that is investigating allegations of securities laws violations against CEC; risks related to our ability to comply with accrediting agency requirements or obtain accrediting agency approvals; costs and difficulties related to the integration of acquired businesses; future financial and operational results; competition; general economic conditions; ability to manage and continue growth; and other risk factors relating to our industry and business, as detailed in our Annual Report on Form 10-K for the year ended December 31, 2003, and from time to time in our other reports filed with the SEC. We disclaim any responsibility to update these forward-looking statements.

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